Filed pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, as amended

Registration No. 333-264887

PROSPECTUS

6,525,633 Shares of Common Stock

This prospectus relates to the offering and resale by the selling stockholders identified herein of an aggregate of 6,525,633 shares of common stock, par value $0.001 of Cyngn Inc. of which (i) 74,020 shares of common stock are issued and outstanding and (ii) 6,451,613 shares of common stock are issuable upon the exercise of outstanding common stock warrants or the “Common Warrants”. We refer to the Pre-Funded Warrants and the Common Warrants, collectively, as the “Private Placement Warrants”. The outstanding shares of common stock and the Private Placement Warrants were issued to the selling stockholders in connection with a private placement offering we completed on April 29, 2022, or the “Private Placement”.

We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. Upon any exercise of the Private Placement Warrants by payment of cash, however, we will receive the exercise price of the Private Placement Warrants.

The selling stockholders may sell or otherwise dispose of the common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of the common stock covered by this prospectus in the section entitled “Plan of Distribution” on page 8 of this prospectus. For information on the selling stockholders, see the section entitled “Selling Stockholders” on page 6 of this prospectus. Discounts, concessions, commissions and similar selling expenses attributable to the sale of common stock covered by this prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the common stock with the Securities and Exchange Commission (the “SEC” or the “Commission”).

Our common stock is listed on The Nasdaq Capital Market under the symbol “CYN”. On January 6, 2023, the last reported sale price of our common stock was $0.6569.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks. You should carefully read the “Risk Factors” beginning on page 4 of this prospectus before investing.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 18, 2023

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC. Under this registration statement, the selling stockholders may sell the securities described in this prospectus in one or more offerings. A prospectus supplement may add to, update or change the information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized, nor has any selling stockholder authorized, any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered or securities are sold on a later date.

As used in this prospectus and unless otherwise indicated, the terms “we,” “us,” “our,” “Cyngn,” or the “Company” refer to Cyngn Inc. and its wholly owned subsidiaries.

ii

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our common stock. After you read this summary, you should read and consider carefully the entire prospectus and any prospectus supplement and the more detailed information and financial statements and related notes that are incorporated by reference into this prospectus and any prospectus supplement. If you invest in our shares, you are assuming a high degree of risk.

Overview

We are an autonomous vehicle (“AV”) technology company that is focused on addressing industrial uses for autonomous vehicles. We believe that technological innovation is needed to enable adoption of autonomous industrial vehicles that will address the substantial industry challenges that exist today. These challenges include labor shortages, lagging technological advancements from incumbent vehicle manufacturers, and high upfront investment commitment.

Industrial sites are typically rigid environments with consistent standards as opposed to city streets that have more variable environmental and situational conditions and diverse regulations. These differences in operational design domains (“ODD”) will be major factors that make proliferation of industrial AVs in private settings achievable with less time and resources than AVs on public roadways. Namely, safety and infrastructure challenges are cited as roadblocks that have delayed AVs from operating on public roadways at scale. Our focus on industrial AVs simplifies these challenges because industrial facilities (especially those belonging to a single end customer that operates similarly at different sites) share much more in common than different cities do. Furthermore, our end customers own their infrastructure and can make changes more easily than governments can on public roadways.

With these challenges in mind, we are developing an Enterprise Autonomy Suite (“EAS”) that leverages advanced in-vehicle autonomous driving technology and incorporates leading supporting technologies like data analytics, asset tracking, fleet management, cloud, and connectivity. EAS provides a differentiated solution that we believe will drive pervasive proliferation of industrial autonomy and create value for customers at every stage of their journey towards full automation and the adoption of Industry 4.0.

EAS is a suite of technologies and tools that we divide into three complementary categories:

1.	DriveMod, our modular industrial vehicle autonomous driving software;

2.	Cyngn Insight, our customer-facing tool suite for monitoring and managing AV fleets (including remotely operating vehicles) and generating/aggregating/analyzing data (including the Infinitracker asset tracker and IoT gateway device); and

3.	Cyngn Evolve, our internal tool suite and infrastructure that facilitates artificial intelligence (“AI”) and machine learning (“ML”) training to continuously enhance our algorithms and models and provides a simulation framework (both record/rerun and synthetic scenario creation) to ensure that data collected in the field can be applied to validating new releases.

Legacy automation providers manufacture specialized industrial vehicles with integrated robotics software for rigid tasks, limiting automation to narrow uses. Unlike these specialized vehicles, EAS can be compatible with the existing vehicle assets in addition to new vehicles that have been purpose built for autonomy by vehicle manufacturers. EAS is operationally expansive, vehicle agnostic, and compatible with indoor and outdoor environments. By offering flexible autonomous services, we aim to remove barriers to industry adoption.

We understand that scaling of autonomy solutions will require an ecosystem made up of different technologies and services that are enablers for AVs. Our approach is to forge strategic collaborations with complementary technology providers that accelerate AV development and deployment, provide access to new markets, and create new capabilities. Our focus on designing DriveMod to be modular will combine with our experience deploying AV technology on diverse industrial vehicle form factors, which will be difficult for competitors to replicate.

We expect our technology to generate revenue through two main methods: deployment and EAS subscriptions. Deploying our EAS requires us and our integration partners to work with a new client to map the job site, gather data, and install our AV technology within their fleet and site. We anticipate that new deployments will yield project-based revenues based on the scope of the deployment. After deployment, we expect to generate revenues by offering EAS through a Software as a Service (“SaaS”) model, which can be considered the AV software component of Robotics as a Service (“RaaS”).

RaaS is a subscription model that allows customers to use robots/vehicles without purchasing the hardware assets upfront. We will seek to achieve sustained revenue growth largely from ongoing SaaS-style EAS subscriptions that enable companies to tap into our ever-expanding suite of AV and AI capabilities as organizations transition into full industrial autonomy.

Although both the components and the combined solutions of EAS are still under development, components of EAS have already been used for a paid customer trial and pilot deployments. We have not yet derived any recurring revenues from EAS but began marketing EAS to customers in 2022. We expect EAS to continually be developed and enhanced according to evolving customer needs, which will take place concurrently while other completed features of EAS are commercialized. We expect annual R&D expenditures in the foreseeable future to equal or exceed that of 2020 and 2021. We also expect that limited paid pilot deployments in 2022 and 2023 will offset some of the ongoing R&D costs of continually developing EAS. We target scaled deployments to begin in 2024.

Our go-to-market strategy is to acquire new customers that use industrial vehicles in their mission-critical and daily operations by (a) leveraging the relationships and existing customers of our network of strategic partners, (b) bringing AV capabilities to industrial vehicles as a software service provider, and (c) executing a robust in-house sales and marketing effort to nurture a pipeline of industrial organizations. Our focus is on acquiring new customers who are either looking (a) to embed our technology into their vehicle product roadmaps or (b) to apply autonomy to existing fleets with our vehicle retrofits. In turn, our customers are any organizations that could utilize our EAS solution, including original equipment manufacturers (“OEMs”) that supply industrial vehicles, end customers that operate their own industrial vehicles, or service providers that operate industrial vehicles for end customers.

As OEMs and leading industrial vehicle users seek to increase productivity, reinforce safer working environments, and scale their operations, we believe we are uniquely positioned to deliver a dynamic autonomy solution via our EAS to a wide variety of industrial uses. Our long-term vision is for EAS to become a universal autonomous driving solution with minimal marginal cost for companies to adopt new vehicles and expand their autonomous fleets across new deployments. We have already deployed DriveMod software on nine different vehicle form factors that range from stockchasers and stand-on floor scrubbers to 14-seat shuttles and 5-meter-long cargo vehicles demonstrating the extensibility of our AV building blocks. These deployments were prototypes or part of proof-of-concept projects. Of these deployments, two were at customer sites. For one deployment we were paid $166,000 and the other was part of our normal R&D activities.

Our strategy upon establishing a customer relationship with an OEM, is to seek to embed our technology into their vehicle roadmap and expand our services to their many clients. Once we solidify an initial AV deployment with a customer, we intend to seek to expand within the site to additional vehicle platforms and/or expand the use of similar vehicles to other sites operated by the customer. This “land and expand” strategy can repeat iteratively across new vehicles and sites and is at the heart of why we believe industrial AVs that operate in geo-fenced, constrained environments are poised to create value.

Meanwhile, over $16 billion has been invested into passenger AV development over the last several years with negligible revenues generated and constant delays. The $200 billion annual industrial equipment market (projected by 2027) is substantial, but it does not justify billions of dollars of annual research & development spend. These leading passenger AV companies will need to take the approach of first capturing the trillion-dollar markets of passenger AV to achieve their desired returns.

Our Corporate Information

We were incorporated under the laws of the State of Delaware in 2013. Our principal executive offices are located at 1015 O’Brien Dr., Menlo Park, CA 94025, and our telephone number is (650) 924-5905. We maintain our corporate website at www.cyngn.com. The information contained on our website is not part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors” and in our Annual Report on Form 10-K filed with the SEC on March 24, 2022, as well as those described in the other documents we file with the SEC. Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed below, as well as those under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC, and as incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed by us after the date hereof and incorporated by reference into this prospectus. Please also read carefully the section above titled “Special Note Regarding Forward-Looking Statements.”

The sale of a substantial amount of our common stock, including resale of the shares of common stock held by the selling stockholders in the public market, could adversely affect the prevailing market price of our common stock.

This prospectus covers the resale of 6,525,633 shares of our common stock, including 6,451,613 shares of common stock issuable upon the exercise of the Warrants held by the selling stockholders. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when selling stockholders may sell such shares in the public market.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

In the event that the Company realizes cash from exercise of the Warrants, our management will have broad discretion in the actual application of the net proceeds, and we may elect to allocate proceeds according to what believe would be in the Company’s best interest at the given time. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could have a material adverse effect on our business. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Our disclosure controls and procedures and internal control over financial reporting are not effective, which may cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management evaluated our disclosure controls and procedures as of September 30, 2022 and concluded that as of that date, our disclosure controls and procedures were not effective. In addition, our management evaluated our internal control over financial reporting and concluded that that there was a material weakness in our internal control over financial reporting as of September 30, 2022and that our internal control over financial reporting was not effective as of that date.

As reported in our quarterly report on Form 10-Q as of June 30, 2022, our management identified the following material weakness in our internal control over financial reporting during the second quarter of 2022: ineffective oversight of third parties engaged to assist in the Company’s financial reporting and disclosure process. A material weakness is a control deficiency, or combination of control deficiencies, such that there is a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected on a timely basis.

To address the identified material weakness, management has revised the processes surrounding this material weakness and changes have been implemented and are being tested. The actions taken by management include designing and implementing a more robust control procedure whereby after the third-party expert prepares an analysis on the Company’s behalf, the Company’s Accounting team discusses the analysis with the third-party expert to understand the assumptions, inputs and accounting analysis in detail and challenge the third party’s conclusion, if necessary. After review of all the required inputs and the accounting guidance, the Company’s Accounting team prepares the required journal entries and disclosures, which is then reviewed by the third-party expert for concurrence and is then approved by the Company’s Chief Financial Officer. Depending on the significance of the accounting item, the analysis, journal entries and disclosures are reviewed by the Company’s Audit Committee Chair.

The Company believes the actions taken to remediate the material weakness are appropriate. Notwithstanding this material weakness, management believes that its consolidated financial statements fairly present, in all material respects, the Company’s financial position, results of operations and cash flows for the periods presented in conformity with U.S. GAAP.

If the identified material weakness is not remediated, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We are not in compliance with The NASDAQ Capital Market $1.00 minimum bid price requirement and failure to maintain compliance with this standard could result in delisting and adversely affect the market price and liquidity of our common stock.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “CYN”. If we fail to meet any of the continued listing standards of The NASDAQ Capital Market, our common stock will be delisted from The NASDAQ Capital Market. These continued listing standards include specifically enumerated criteria, such as a $1.00 minimum closing bid price. On December 15, 2022, we received a letter from The NASDAQ Stock Market advising that the Company did not meet the minimum $1.00 per share bid price requirement for continued inclusion on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Listing Rule 5550(a)(2). To demonstrate compliance with this requirement, the closing bid price of our common stock needs to be at least $1.00 per share for a minimum of 10 consecutive business days before June 13, 2023. In order to satisfy this requirement, the Company intends to continue actively monitoring the bid price for its common stock between now and June 13, 2023 and will consider available options to resolve the deficiency and regain compliance with the minimum bid price requirement.

While we intend to regain compliance with the minimum bid price rule, there can be no assurance that we will be able to maintain continued compliance with this rule or the other listing requirements of The NASDAQ Capital Market. If we were unable to meet these requirements, we would receive another delisting notice from the Nasdaq Capital Market for failure to comply with one or more of the continued listing requirements. If our common stock were to be delisted from The NASDAQ Capital Market, trading of our common stock most likely will be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the OTC Markets or in the “pink sheets.” Such a downgrading in our listing market may limit our ability to make a market in our common stock and which may impact purchases or sales of our securities.

USE OF PROCEEDS

We will not receive any of the proceeds from any sale or other disposition of the shares of common stock covered by this prospectus. All proceeds from the sale of the shares will be paid directly to the selling stockholders. We will receive proceeds upon the cash exercise of the Warrants. Assuming full cash exercise of the Warrants, we would receive gross proceeds of approximately $19,225,807. We currently intend to use any net proceeds from the Warrant exercises for general corporate purposes, including working capital.

To the extent the resale of the shares of common stock underlying the Warrants is registered under the Securities Act and there is a prospectus available for such registered resale, holders of Warrants are required to pay the exercise price for the Warrants in cash. If no such registration statement and prospectus are available following the six month anniversary of the issuance, the Warrants may be exercised through cashless exercise, where the holder of the Warrant receives fewer shares upon exercise of its Warrant but does not pay the Company any cash to exercise the Warrant.

DESCRIPTION OF PRIVATE PLACEMENT

On April 28, 2022, we entered into a securities purchase agreement with the selling stockholders (the “Purchase Agreement”) pursuant to which we sold and issued to the purchasers (i) 3,790,322 shares of our Common Stock together with Common Warrants to purchase up to 3,790,322 shares of Common Stock, and (ii) 2,661,291 Pre-Funded Warrants with each Pre-Funded Warrant exercisable for one share of Common Stock, together with Common Warrants to purchase up to 2,661,291 shares of Common Stock. Each share of Common Stock and accompanying Common Warrant were sold together at a combined offering price of $3.10, and each Pre-Funded Warrant and accompanying Common Warrant were sold together at a combined offering price of $3.099 for gross proceeds to the Company of approximately $20,000,000. The Private Placement closed on April 29, 2022 (the “Closing Date”).

The Pre-Funded Warrants were exercised in full in May 2022 at an exercise price of $0.001.

The Common Warrants are exercisable for a period of five years from the date of issuance and has an exercise price of $2.98 per share, subject to adjustment as set forth in the Common Warrant for stock splits, stock dividends, recapitalizations and similar customary adjustments. The investor may exercise the Common Warrant on a cashless basis if the shares of common stock underlying the Warrant or the Warrant Shares, are not then registered pursuant to an effective registration statement.

The purchasers have contractually agreed to restrict their ability to exercise the Warrants such that the number of shares of the Company’s common stock held by the purchasers and their respective affiliates after such exercise does not exceed the Beneficial Ownership Limitation set forth in the Warrant which may not exceed 4.99% (or 9.99%, at the election of each purchaser) of the Company’s then issued and outstanding shares of common stock.

In connection with the Purchase Agreement, we entered into a registration rights agreement, or the Registration Rights Agreement, with the investors. Pursuant to the Registration Rights Agreement, we agreed to file a resale registration statement, or the Registration Statement, with the SEC to register for resale of the Shares, the shares issuable upon exercise of the Pre-Funded Warrants and the Warrant Shares, within 15 days of the Closing Date, and to have such Registration Statement declared effective within 30 days after the Closing Date in the event of a limited or full review by the SEC, within 60 days after the Closing Date. We agreed to pay certain liquidated damages to the investors if we fail to file the resale registration statement when required, fail to cause the Registration Statement to be declared effective by the SEC when required, or if we fail to maintain the effectiveness of the Registration Statement. The Company filed a registration statement on Form S-1, with respect to: (i) 3,790,322 shares of common stock; (ii) 2,661,291 shares issuable upon exercise of Pre-Funded Warrants; and (iii) 6,451,613 shares issuable upon exercise of Common Warrants, in satisfaction of its obligation to file a registration statement under the Registration Rights Agreement, on May 12, 2022 which was declared effective by the SEC on May 17, 2022.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon the exercise of the Warrants. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for as set forth below, the ownership of the shares of common stock and the warrants or in the footnotes to the table below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and warrants, as of January 9, 2023, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

This prospectus generally covers the resale of (i) the number of shares of common stock issued to the selling stockholders pursuant to the Purchase Agreement and (ii) the number of shares of common stock issuable upon exercise of the Warrants, determined as if such outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Purchase Agreement, without regard to any limitations on the exercise of the Warrant. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution”.

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus		Number of shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After Offering
Armistice Capital Master Fund Ltd. (1)	4,561,291	4,561,291	(2)	0	0
Iroquois Capital Investment Group LLC (3)	161,290	161,290	(4)	0	0
Iroquois Master Fund Ltd. (5)	161,290	161,290	(6)	0	0
Empery Asset Master, LTD (7)	363,056	363,056	(8)	0	0
Empery Tax Efficient, LP (9)	90,142	90,142	(10)	0	0
Empery Tax Efficient III, LP (11)	191,964	191,964	(12)	0	0
Sabby Volatility Warrant Master Fund, Ltd. (13)	666,440	666,440	(14)	0	0
Lind Global Fund II LP (15)	330,160	330,160	(16)	0	0

*	Less than one percent.

(1)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein.

(2)	The number of shares consists of 4,561,291 shares of common stock issuable upon exercise of Common Warrants. The Common Warrants are subject to certain beneficial ownership limitations that prohibit the Master Fund from exercising any portion of them if, following such exercise, the Master Fund’s ownership of our common stock would exceed the relevant warrant’s ownership limitation.

(3)	Richard Abbe is the Managing Member of Iroquois Capital Investment Group, LLC and may be deemed to have voting and dispositive power with respect to the shares.

(4)	The number of shares includes 161,290 shares of common stock issuable upon exercise of Common Warrants, which are subject to certain beneficial ownership limitations.

(5)	Kimberly Page is the Managing Member of Iroquois Capital Management LLC, investment advisor to Iroquois Master Fund, Ltd and may be deemed to have voting and dispositive power with respect to the shares.

(6)	The number of shares includes 161,290 shares of common stock issuable upon exercise of Common Warrants, which are subject to certain beneficial ownership limitations.

(7)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(8)	The number of shares includes 363,056 shares of common stock issuable upon exercise of Common Warrants, which are subject to certain beneficial ownership limitations.

(9)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(10)	The number of shares includes 90,142 shares of common stock issuable upon exercise of Common Warrants, which are subject to certain beneficial ownership limitations.

(11)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(12)	The number of shares includes 191,964 shares of common stock issuable upon exercise of Common Warrants, which are subject to certain beneficial ownership limitations.

(13)	Sabby Volatility Warrant Master Fund, Ltd. is managed by Sabby Management, LLC. Sabby Management, LLC, in its capacity as the investment manager of Sabby Volatility Warrant Master Fund, Ltd., has the power to vote and the power to direct the disposition of all securities held by Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the Managing Member of Sabby Management, LLC. Each of Sabby Volatility Warrant Master Fund, Ltd., Sabby Management, LLC and Mr. Mintz disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(14)	The number of shares includes (i) 66,440 shares of common stock and (ii) 600,000 shares of common stock issuable upon exercise of Common Warrants, both of which are subject to certain beneficial ownership limitations.

(15)	Lind Global Fund II LP is managed by The Lind Partners LLC. The Lind Partners LLC, in its capacity as the investment manager of Lind Global Fund II LP, has the power to vote and the power to direct the disposition of all securities held by Lind Global Fund II LP. Jeff Easton is the Managing Member of The Lind Partners LLC. Mr. Easton disclaims beneficial ownership over the securities listed, except to the extent of his pecuniary interest therein.

(16)	The number of shares includes (i) 7,580 shares of common stock and (ii) 322,580 shares of common stock issuable upon exercise of Common Warrants, which are subject to certain beneficial ownership limitations.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants, or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell their shares of our common stock pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker- dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders and any broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities in the event of, among other things, breach its representations, warranties, covenants and agreements of the Securities Purchase Agreement.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until such time as the shares offered by the selling stockholders have been effectively registered under the Securities Act and disposed of in accordance with such registration statement, the shares offered by the selling stockholders have been disposed of pursuant to Rule 144 under the Securities Act or the shares offered by the selling stockholders may be resold pursuant to Rule 144 without restriction or limitation (including without the requirement to be in compliance with Rule 144(c)(1)) or another similar exemption under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Cyngn Inc. and Subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the years then ended, have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the shares of our common stock covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and our common stock, you should refer to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in or incorporated by reference into this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, on our website at www.cyngn.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained on or through that site, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (ii) after the date of this prospectus until the offering of the securities is terminated:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 24, 2022;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 12, 2022;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 11, 2022;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the SEC on November 10, 2022;

●	our Current Reports on Form 8-K filed on January 6, 2022, April 29, 2022, June 22, 2022, and August 11, 2022.

●	the description of our common stock contained in our Registration Statement on Form 8-A registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on October 19, 2021.